VINE ADVISORS

Vine Advisors LLP
7600 W Tidwell, Suite 501
Houston, TX 77040
www.thevineadvisors.com

713.401.9060 – main
713.401.9020 – fax
splumb@thevineadvisors.com

January 01, 2019

Gerald Czarnecki
DirectView Holdings, Inc.
714 S. Greenville Ave., Ste. 190
Allen, Texas 77024

Dear Gerry:

Thank you for the opportunity to provide you with a proposal for providing accounting and CFO services for your company.

It is our understanding that DirectView Holdings, Inc. and its affiliates (the "Company," "Client," or "DirectView") would like to retain Vine Advisors LLP (the "Firm") to provide CFO advisory, outsourced accounting, and financial reporting services ("Professional Services"). We have prepared this proposal (hereinafter referred to as the "Agreement") based upon our understanding of your needs. If this Agreement meets with your approval, please sign in the space below acknowledging your acceptance of the terms stated herein.

Professional Services

The Firm will participate in the management of the Company with Steven Plumb serving as Chief Financial Officer. Other Professional Services will include preparation of financial statements, financial projections and analysis, all recurring accounting functions, and other related services.

Hector Willars will continue to provide support for accounting and financial reporting and other support. Additionally, the Firm will provide staff and resources as needed to support contracted Professional Services. The Firm will report to the Chief Executive Officer and to the Board of Directors.

Please be aware that none of the services provided by the Firm can be relied upon to detect errors, irregularities, or illegal acts that may exist. We will, however, inform the appropriate level of management of any errors, irregularities or illegal acts that come to our attention.

Client Responsibilities

Client is responsible for providing support and documentation as needed by the Firm to provide Professional Services, including:

- Providing the necessary support and documentation;
- Maintaining complete and accurate board minutes; and
- Maintaining copies of material contracts and agreements.

Professional Fees

Standard Firm billing rates by level of experience and responsibility are as follows:

Partner / Principal	$300 per hour
Director / Senior Manager	$200 per hour
Manager	$150 per hour
Staff	$100 per hour
Bookkeeper	$75 per hour

Based on the above, fees for Professional Services will initially be $1,000 (one thousand dollars) per week for bookkeeping services and $4,000 (four thousand dollars) per month for CFO Services. Client agrees that the initial fee will be evaluated after three months and adjusted by a mutually agreed upon amount based upon the amount of time and effort required to meet Client's needs.

In addition, Firm has incurred fees of $2,000 and expenses of $1,000 prior to the date of this agreement, which Client agrees to pay.

Client also agrees to make an equity grant to Steven Plumb, and/or his designees, at a mutually agreed upon amount.

Professional Services will be invoiced on an at least monthly basis and are payable upon receipt. In addition, Client will reimburse Firm for reasonable expenses such as travel, mileage, photocopies, long distance, Edgarizing, postage and supplies.

If Client fails to pay an invoice within 15 days of the invoice date, Client agrees to pay Firm interest on unpaid balances late fee of five cents for each dollar past due (not to exceed $125.00) for the purpose of defraying Firm's expenses incident to handling such delinquency and delinquent payment. In addition, all outstanding balances 31 days and older, will accrue interest at a rate equal to the lesser of 12% per annum, or the maximum lawful rate which may be contracted for, charged, taken, received or reserved in accordance with applicable state and federal law.

Confidentiality

Each party agrees to keep confidential the proprietary information of the other party that may be learned during the course of providing or receiving services under this Agreement. Firm agrees it will not disclose any proprietary or confidential information disclosed by Client under this Agreement, including Client's trade secrets, except as necessary to perform Firm's obligations under this Agreement or as required by law or legal compulsion. The parties' confidentiality obligations under this paragraph shall survive the termination of this Agreement.

Other

The Firm has not been engaged to provide, nor will it provide, any attestation services, such as auditing, review, or compilation services under this Agreement except that Steven M. Plumb, as CFO of the Company, agrees to execute the Certifications required by Forms 10-K and 10-Q, pursuant to the requirements of the Securities Exchange Act of 1934 and Section 302 of the Sarbanes-Oxley Act of 2002, as applicable.

During the term of this Agreement and for a period of two years thereafter, Client and its subsidiaries and affiliates agree not to solicit for employment or outside contracting any employee or contractor of the Firm. For purposes of this paragraph, a Firm employee or contractor includes persons or entities who were employed or engaged by Firm within six (6) months of being solicited, hired or engaged by Client. If a Firm employee or contractor solicits Client for employment, Client must request permission from the Firm before discussing any possible employment opportunities with such Firm employee or contractor. By executing this Agreement below, Client agrees and acknowledges that it would be difficult, if not impossible, to determine the precise amount of damages that Firm will suffer in the event Client or a subsidiary or affiliate of Client solicits or hires an employee or contractor of the Firm. Therefore, Client agrees as follows: a) If Client solicits an employee or contractor of the Firm, but does not hire said employee or contractor, Client will pay the Firm, as liquidated damages, a fee equal to three months of

the compensation that was payable by Firm to said employee or contractor, at the rate in effect at the time of solicitation, if employee or contract was then employed or engaged by Firm, and if not, at the rate in effect at the time such employee or contractor left Firm's employ or engagement, calculated on a full time basis, without regard to whether Firm actually paid or was obligated to pay said employee or contractor full time compensation for a period of three months; b) if Client solicits and hires an employee or contractor of the Firm, or if Client hires an employee or contractor of the Firm without first seeking the Firm's permission to speak to such contractor or employee, Client will pay the Firm, as liquidated damages, a fee equal to twelve months of the compensation that was payable by Firm to said employee or contractor, at the rate in effect at the time such employee or contractor left Firm's employ or engagement, calculated on a full time basis, without regard to whether Firm actually paid or was obligated to pay said employee or contractor full time compensation for a period of twelve months; and c) if Client seeks permission to speak to a Firm employee or contractor prior to initiating conversations with said employee or contractor, and Client subsequently hires the Firm employee or contractor, Client will pay Firm, as liquidated damages, a fee equal to nine months of the compensation that was payable by Firm to said employee or contractor at the rate in effect at the time such employee or contractor left Firm's employ or engagement, calculated on a full time basis, and without regard to whether Firm actually paid or was obligated to pay said employee or contractor full time compensation for a period of nine months.. The parties acknowledge that the amount established in this paragraph as liquidated damages to Firm is reasonable under the circumstances existing at the time of the execution of this Agreement. Any fees due under this clause are payable prior to the first day of employment or engagement of the Firm employee or contractor by Client.

The term of this Agreement shall begin on the date of acceptance below and continue for a period of three months. Unless canceled by either party by written notice ten (10) days prior to the end of any term of the Agreement, the Agreement will automatically renew for successive three (3) month periods. The retainer paid by Client shall be carried forward through any renewal and applied to the Firm's final month's billing. Upon renewal, Firm may require additional amounts to be held as retainer to reflect any increase in Firm's fees. As used herein, the "term" of this Agreement includes the initial and all renewal terms unless the context requires otherwise.

If the Client cancels the Agreement or fails to perform for any reason, then Client shall pay the Firm damages equal to the balance that it would have paid had the Agreement been fully performed.
If the Firm is unable to perform due to circumstances beyond its control, then the Firm is released from this Agreement and the Firm has no liability under this Agreement. Firm may also terminate this Agreement (i) immediately and without prior notice if Client fails to pay any invoice within 20 days of the due date; (ii) upon 10 days prior written notice of any other breach of this Agreement that remains uncured upon the expiration of such 10 day notice period; and/or (iii) upon 30 days prior written notice, without or without cause.

Guarantee

Firm represents and warrants to Company that all services, work and deliverables to be performed hereunder shall be performed in a professional and workmanlike manner to the highest industry standards. Firm makes no guarantees or representations regarding any particular result or outcome based on services provided.

Other Matters

Client agrees to allow Firm to include Client as a new client in the Firm's newsletter.

Based upon the terms and conditions contained in this Agreement, Client is engaging Firm to perform business and management consulting services at such places and times as may be reasonably agreed to by Firm. It is expressly understood and agreed that no provisions of this Agreement, nor any act of the parties, shall be interpreted to create any relationship between Firm and Client other than that of independent contractor.

If the SEC, IRS, or other government agency makes an investigation of Client or its principals or personnel, or otherwise makes any other inquiry to Firm regarding Client, whether or not Firm's services for Client are the subject matter, in whole or part, of the investigation or inquiry, Client agrees to pay all attorney fees and other expenses incurred by the Firm in connection with such investigation or inquiry. Firm may choose its own attorney(s), and, at Firm's request, Client will pay such attorney(s)' invoices and/or fees directly to such attorney(s).

In the case of a dispute between the parties to this Agreement, such representative as the Client may designate will discuss the disputed items with Firm and attempt to resolve the dispute. If the parties are unable to successfully negotiate a resolution of the disputed matter between themselves, they will submit the matter to mediation prior to commencing any legal action; provided however, that Firm will have no obligation to negotiate or mediate a claim for non-payment prior to bringing suit to collect past due amounts.

If it becomes necessary for Firm to make demand, and/or bring a lawsuit or other action or proceeding, to enforce Client's obligations under this Agreement, Firm is entitled to recover its reasonable attorney fees and other expenses of enforcement from Client.

Client understands, acknowledges and agrees to the following limitation on damages it may recover from Firm: Client's maximum recovery from Firm for any loss or damage arising out of, or related, directly or indirectly, to the performance of this Agreement will be limited to the return of the prior one month's fees paid to Firm. In no event will Firm be liable to Client for any consequential, indirect, exemplary, punitive, or special damages (including without limitation, loss of revenue or anticipated profits) even if Firm has been advised of the possibility of such damages.

The parties agree that this Agreement constitutes the entire Agreement between the Client and the Firm and that it supersedes any and all prior or contemporaneous Agreements between the parties, either written or oral, with respect to the transactions contemplated within this Agreement. This Agreement may be modified or amended only by an instrument in writing and signed by all the parties to this Agreement. Any waiver of the terms and conditions of this Agreement must be in writing and signed by all the parties to this Agreement and any such waiver will not be construed as a waiver of any other terms and conditions of this Agreement. A waiver by either party as to any particular breach will not constitute or be considered as a waiver of any similar or other breach or default thereafter.

The Client expressly understands and agrees that the Firm, or any of its employees, will not be prevented or barred from rendering services of the same nature as or a similar nature to those described in this Agreement, or of any nature whatsoever, for or on behalf of any person, firm, corporation or entity other than the Client regardless of the nature of the business of the other person.. Client agrees that Firm, in its discretion, may employ or retain such others to assist in the rendition of the services to Client as Firm deems advisable, if any.

This Agreement may not be assigned by either party, provided however, that the merger or consolidation of the Firm into or with any other entity shall not be considered an assignment by Firm and shall not terminate this Agreement.

This Agreement is governed exclusively by Texas substantive law without reference to Texas choice of law rules. The parties agree that all disputes arising out of or related to this Agreement must be litigated in the state courts of Harris County, Texas, which the parties agree shall be the exclusive forum for any and all litigation between them. The Client expressly agrees that it is subject to personal jurisdiction in Texas for any and all disputes between the parties. The Client further agrees that subject matter jurisdiction for any and all disputes between the parties lies exclusively in the Texas state courts.
The parties agree that if any provision of this Agreement, or any portion thereof, is held to be invalid and unenforceable, then the remainder of this Agreement shall nevertheless remain in full force and effect.
Any written notice required or permitted by this Agreement will be deemed given (i) upon the date the notice is received if personally delivered or delivered by receipted overnight mail or delivery service; or (ii) five business days after the date of mailing, if deposited in the United States mail, postage prepaid, by certified mail, return receipt requested; and addressed, if to Firm, to the address appearing in the letterhead above, and if to Client, to the attention of the undersigned, at the address appearing below.
The parties agree that facsimile signatures of this Agreement shall be as effective as if originals.
Please indicate your acceptance of the above terms and conditions of our agreement by signing below. A copy is enclosed for your records. If your needs change during the year, the nature of our services can be adjusted appropriately. Likewise, if you have special projects with which we can assist, please let us know. We look forward to a long-term and mutually-beneficial relationship with DirectView.

This Agreement is effective as of the date first written above.

Sincerely,

Vine Advisors, LLP

By:
Steven M. Plumb

Reviewed and accepted:

DirectView Holdings, Inc. and affiliates

By: ______________________ Date 1/23/2020
Gerald Czarnecki
Chief Executive Officer

Client Address:
DirectView, Inc.
Virtual Surveillance
714 S. Greenville Ave.
Ste. 190
Allen, Texas 77024